Exhibit 5.1

June 9, 2009

Domtar Corporation

395 de Maisonneuve Blvd. West

Montreal, QC

Canada H3A 1L6

Registration Statement on Form S-3 of

Domtar Corporation

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (File No. 333-159690) (the “Registration Statement”), including the preliminary prospectus, dated June 3, 2009, and the prospectus, dated June 3, 2009 (the “Prospectus”), filed with the Securities and Exchange Commission (the “Commission”) relating to the issuance and sale by Domtar Corporation, a Delaware corporation (the “Company”), of $400,000,000 aggregate principal amount of its 10.75% Notes due 2017 (the “Securities”). The Securities are fully and unconditionally guaranteed (the “Guarantees”) by the Guarantors listed on Schedule A hereto (collectively, the “Subsidiary Guarantors”).

The Securities have been issued pursuant to the Indenture, dated as of November 19, 2007 (the “Original Indenture”), among the Company, Domtar Paper Company, LLC and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), as supplemented by the Supplemental Indenture, dated as of February 15, 2008, among the Company, the subsidiary guarantors named therein and the Trustee (the “First Supplemental Indenture”) and the Second Supplemental Indenture, dated as of February 20, 2008, among the Company, the subsidiary guarantors named therein and the Trustee (the “Second Supplemental Indenture”), and as further supplemented by the Third Supplemental Indenture, dated as of June 9, 2009, among the Company, the Guarantors and the Trustee providing for the Securities (the “Third Supplemental Indenture” and collectively with the First Supplemental Indenture and the Second Supplemental Indenture, the “Supplemental Indentures”). The Original Indenture, as supplemented by the Supplemental Indentures, is referred to herein as the “Indenture.”

In furnishing this opinion, we have relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In all such examinations, we have

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assumed without independent investigation or inquiry the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

In rendering the opinion expressed below, we have assumed without independent investigation or inquiry (i) that the Trustee has the power and authority to execute and deliver and to perform its obligations under the Indenture, (ii) that the Indenture has been duly authorized, executed and delivered by the Trustee, (iii) that the Indenture is a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms, and (iv) that the Securities have been duly authenticated on behalf of the Trustee in the manner provided in the Indenture.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations set forth below, we are of the opinion that the Securities constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and each of the Guarantees constitutes a valid and binding obligation of the applicable Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with their terms.

Our opinion is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, the laws of the State of New York and the federal laws of the United States of America, as currently in effect, and we do not express any opinion herein concerning any other laws.

In rendering the opinion expressed above with respect to the Guarantees (i) we have relied, as to all matters relating to the laws of the State of Michigan, on the opinion of Hooper, Hathaway, Price, Beuche & Wallace, P.C., delivered to you today, (ii) we have relied, as to all matters relating to the laws of the State of Maine, on the opinion of Pierce Atwood LLP, delivered to you today, (iii) we have relied, as to all matters relating to the laws of the State of Wisconsin, on the opinion of Quarles & Brady LLP, delivered to you today, and (iv) we have relied, as to all matters relating to the organization, valid existence, power and authority, due authorization and, to the extent governed by the laws of the State of Delaware, due execution and delivery of the Indenture by each of the

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Subsidiary Guarantors organized as a limited liability company in the State of Delaware, on the opinion of Richards, Layton & Finger, P.A., delivered to you today.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on June 9, 2009, incorporated by reference in the Registration Statement and to the reference to our firm under the caption “Legal matters” in the Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP

Domtar Corporation	4	June 9, 2009

Schedule A

Subsidiary Guarantor	State of Organization
Conbord, Inc.	Delaware
Domtar Industries, Inc.	Delaware
E.B. Eddy Paper, Inc.	Delaware
Domtar A.W., LLC	Delaware
Domtar Maine LLC	Delaware
Domtar Paper Company LLC	Delaware
Domtar Wisconsin Dam Corp.	Wisconsin
Port Huron Fiber Corporation	Michigan
Ris Paper Company, Inc.	New York
St. Croix Water Power Company	Maine